Exhibit 99.1

FOR IMMEDIATE RELEASE

IPtimize Closes $1.65 Million Bridge Loan to Fund Expansion of Core Offering

DENVER, CO—February 22, 2008—IPtimize, Inc. (Pink Sheets: IPZI) (“IPtimize” or the “Company”), a broadband voice and data service provider, announced that, effective today, February 22, 2008, and pursuant to a Bridge Loan Agreement of even date with a group of non-affiliated lenders (the “Bridge Loan Agreement”), IPtimize borrowed an aggregate of $1,650,000 to fund its offering of broadband voice and data services to the cable TV industry (the “Bridge Loan”). The Bridge Loan was represented by a nine month promissory note bearing interest at the rate of 12.99% per annum and convertible into shares of the Company’s Common Stock at $0.45 per share (the “Note”). In addition to the usual representations and warranties, the Bridge Loan Agreement granted to IPtimize the right to prepay the Loan Amount on 45 days prior written notice at any time after the closing bid price for the Company’s Common Stock for 20 consecutive trading days is $1.35 or greater and the minimum average daily trading volume of during such 20 day trading period shall have been 50,000 shares. As additional consideration, the Bridge Loan Agreement, provided that the Note holder’s were to collectively be issued five year warrants to purchase an aggregate of 1,833,333 restricted (i.e., unregistered) shares of the Company’s Common Stock at $0.45 per share (the “Warrant Shares”). IPtimize agreed to register the Warrant Shares in the first Registration Statement filed by it under the Securities Act of 1933, as amended.

About IPtimize, Inc.

IPtimize is a Denver-based broadband voice and data service provider that provides a simplified, best of breed and cost-effective turnkey solution to small and medium businesses (SMBs) and select industry channels. IPtimize distinguishes itself from both conventional Telco’s and discount Voice over Internet Protocol (VoIP) retailers by delivering managed, business grade service—agnostic of broadband provider or equipment. The Company possesses a portfolio of VoIP-based communications solutions — including Hosted VoIP (Voice Pilot(SM)), Telephone Line Replacement (VoIP Connect(SM)) and VoIP business communication systems — that help customers improve productivity, reduce costs and minimize risks. Please visit: www.iptimize.com

Contact:

Investor	Corporate
After Market Support, LLC	IPtimize, Inc.
Pamela Solly	Clint Wilson, CEO
(720) 489-4912	(303) 268-3604
pamela.solly@aftermarketsupport.com	cwilson@iptimize.com

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipate,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. Factors that may affect these forward-looking statements include, among others, our ability to raise capital, the decisions of third parties over which we have no control, the state of the telecommunications industry, technological changes and other factors set forth from time to time in our public statements. This news release speaks as of the date first set forth above and the Company assumes no responsibility to update the information included herein for events occurring after the date of this news release.